EXHIBIT 5.1

April 25, 2005

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304

An aggregate of 65,000 Shares of Common Stock of Hewlett-Packard Company and $25,000,000 in Obligations offered pursuant to the Hewlett-Packard Company Executive Deferred Compensation Plan, as amended

Dear Sir or Madam:

        I have examined the proceedings taken and the instruments executed in connection with the organization and present capitalization of Hewlett-Packard Company (“HP”), the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 65,000 Shares of HP’s Common Stock (the “Shares”) to be issued pursuant to the Hewlett-Packard Company Executive Deferred Compensation Plan, as amended (the “Plan”), as well as the authorization of the issuance of $25,000,000 of HP's deferred compensation obligations (the "Obligations") under the Plan . The Shares and the Obligations are the subject of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, which is being filed with the Securities and Exchange Commission (the “Registration Statement”) and to which this opinion is to be attached as an exhibit.

        Upon the basis of such examination, I am of the following opinion:

1.     The authorized shares of HP consist of 300,000,000 shares of Preferred Stock, and 9,600,000,000 shares of Common Stock.

2.     The proper corporate proceedings necessary to the reservation for issuance and the authorization of the sale and issuance from time to time of not in excess of an aggregate of 65,000 Shares pursuant to the Plan have been duly taken and, when issued pursuant to the Plan, the Shares will be duly and validly issued and fully paid and nonassessable.

3.     The Obligations, when issued in the manner contemplated by the Plan, will be valid and binding obligations of HP, enforceable against HP in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

4.     The applicable provisions of the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions.

        You are further advised that I consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement.

Very truly yours, /s/ Charles N. Charnas Charles N. Charnas Vice President, Deputy General Counsel and Assistant Secretary